EXHIBIT 99.1

Civeo Announces Third Quarter 2014 Earnings

  Third quarter results exceeded previous quarterly guidance and consensus estimates
  Maintaining fourth quarter guidance
  Announcing 4th quarter dividend of $0.13 per share

HOUSTON, Nov. 5, 2014 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) reported net income for the quarter ended September 30, 2014 of $32.4 million, or $0.30 per diluted share. These results compare to net income of $39.6 million, or $0.37 per diluted share, for the third quarter of 2013.

The Company generated revenues of $243.3 million and Adjusted EBITDA of $92.5 million during the third quarter of 2014 (EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the spin-off). These results compare to revenues of $245.1 million and Adjusted EBITDA of $98.3 million reported in the third quarter of 2013. Revenues and Adjusted EBITDA were down year-over-year primarily due to the unfavorable impact on consolidated results of a stronger U.S. dollar compared to the Canadian dollar, resulting in a year-over-year decline of 5%, lower occupancy levels in both the Australian villages and Canadian lodges and lower average daily rates at the Canadian lodges.

The Company's President and Chief Executive Officer, Bradley J. Dodson, stated, "Civeo generated better than expected results for the third quarter of 2014. Occupancy and margins for our Canadian operations were better than expected coupled with increased contributions from the McClelland Lake Lodge. Our operations in Australia performed better than expected due to higher occupancy and margins coupled with cost containment efforts. The U.S. operations were as expected. As previously discussed, we continue to expect lower earnings in the fourth quarter as activity in the Canadian oil sands' region softens coupled with holiday downtime. We are maintaining our initial fourth quarter guidance of $200 million to $210 million of revenues with EBITDA margins of 32% to 34%. We continue to monitor lower oil and metallurgical coal prices and their potential impact on customer spending announcements as we look for clarity around 2015 activity levels."

Mr. Dodson continued, "At the end of the quarter, we were pleased to complete our thorough analysis of our structural alternatives and have begun our efforts to redomicile to Canada. Moving the company to Canada will provide operational and financial efficiencies as well as an optimal tax position. We expect to complete the migration to Canada in the second or third quarter of 2015."

For the first nine months of 2014, the Company reported revenues of $723.2 million, Adjusted EBITDA of $262.0 million and net income of $82.6 million, or $0.77 per diluted share, which included a $0.12 per diluted share after-tax loss from transition costs, debt extinguishment costs and an impairment incurred in connection with the spin-off from Oil States, a $0.03 per diluted share after-tax loss from severance costs associated with the termination of an executive, and a $0.02 per diluted share after-tax loss from the impairment of assets, and for which the return or reimbursement is unlikely. For the first nine months of 2013, the Company reported revenues of $782.6 million, Adjusted EBITDA of $319.1 million and net income of $136.4 million, or $1.28 per diluted share, which included a pre-tax gain of $4.0 million, or $0.03 per diluted share after-tax related to the reversal of an estimated earnout liability associated with an acquisition, offset by a $0.01 per diluted share after-tax loss from debt extinguishment costs.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2014 to the results for the third quarter of 2013.)

Canada

The Canadian segment generated revenues of $174.1 million and EBITDA of $67.1 million for the third quarter of 2014 compared to revenues and EBITDA of $167.2 million and $65.0 million, respectively, in the third quarter of 2013. Our third quarter 2014 results were negatively impacted by a weaker Canadian dollar relative to the U.S. dollar which reduced revenues by $8.5 million and EBITDA by $3.3 million. Excluding the year-over-year impact of exchange rates, revenues would have increased $15.4 million and EBITDA would have increased $5.4 million. On a constant currency basis, the revenues increased due to $4.0 million in product revenue associated with the completion of a wastewater treatment plant, revenue associated with a pipeline related contract camp and the opening of our McClelland Lake facility. These items were partially offset by lower contracted rates and reduced occupancy at our lodges. EBITDA increased due to these items, as well as from lower selling, general and administrative expenses. SG&A expenses were lower year-over-year due to a $2.0 million refund of surplus medical premiums from our Canadian medical benefits provider based on lower experience ratings coupled with lower compensation expenses. RevPAR decreased 13% year-over-year to $112 in the third quarter of 2014, compared to $128 in the third quarter of 2013. The RevPAR decrease was attributable to declining foreign exchange rates and lower average daily rates.

Australia

The Australian segment generated revenues of $54.0 million and Adjusted EBITDA of $27.1 million for the third quarter of 2014 compared to revenues and EBITDA of $59.7 million and $33.4 million, respectively, in the third quarter of 2013. The revenue and EBITDA declines were primarily due to lower occupancy resulting from reduced customer commitments and lower overall customer activity and spending in the Bowen Basin, partially offset by contributions from the Boggabri Village which opened late in the third quarter of 2013. RevPAR decreased 11% year-over-year to $63 in the third quarter of 2014, compared to $71 in the third quarter of 2013. The RevPAR decrease was attributable to lower occupancy levels for the Australian villages.

U.S.

The U.S. segment generated revenues of $15.2 million and Adjusted EBITDA of $4.0 million for the third quarter of 2014 compared to revenues and EBITDA of $18.2 million and $2.1 million, respectively, in the third quarter of 2013. Despite lower revenue due to lower offshore fabrication sales, EBITDA from the U.S. segment was higher due to lower selling, general and administrative expense in 2014 compared to 2013 largely resulting from a recovery of previously reserved receivables.

INCOME TAXES

The Company recognized income tax expense of $9.0 million, which resulted in an effective tax rate of 21.6%, in the third quarter of 2014 compared to income tax expense of $11.4 million, and an effective tax rate of 22.2%, in the third quarter of 2013.

FINANCIAL CONDITION

The Company invested $66.6 million in capital expenditures during the third quarter of 2014. Spending primarily related to the ongoing expansion of the Canadian accommodations business, specifically the construction of the McClelland Lake Lodge. The Company currently expects to spend approximately $280 to $300 million in capital expenditures for the full year of 2014.

As of the end of the third quarter, the Company had total liquidity of approximately $885.2 million, comprised of $643.4 million available under its credit facilities and $241.8 million of cash on hand.

The Company announced today that its board of directors has declared a quarterly cash dividend of $0.13 per share of common stock, payable on December 2, 2014 to shareholders of record as of 5:00 p.m., New York City time, on November 17, 2014.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of eighteen lodges and villages in operation in Canada and Australia, with an aggregate of more than 22,000 rooms. Civeo is publicly traded under the symbol "CVEO" on the NYSE. For more information, please visit Civeo's website at http://www.civeo.com.

FORWARD LOOKING STATEMENTS

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the Company's announced emphasis on yield as the core component of the company's value proposition and the specifics and timing of the contemplated new dividend policy, payout ratio and extent of return of capital to shareholders, risks associated with the general nature of the accommodations industry, risks associated with the execution of the redomiciling, including, among other things, risks associated with obtaining any required shareholder approval and changes in tax laws or their interpretations, risks and uncertainties associated with the terms of the arrangements entered into by the Company with JANA Partners LLC and the announcement thereof, including with respect to expanding our Board and adding three new directors to our Board, the implications, results and timing of any review by the Value Creation Committee and ultimate Board decisions regarding such review, the ability to realize the anticipated benefits of these arrangements, the impact thereof on the Company's relationships, including with employees, customers, competitors and investors, and other factors discussed in the "Business" and "Risk Factors" sections of the amended Form 10 filed by Civeo with the SEC on May 8, 2014 and within the Company's subsequent SEC filings.

CIVEO CORPORATION UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2014	2013	2014	2013

Revenues	$ 243,265	$ 245,099	$ 723,197	$ 782,627

Costs and expenses:
Cost of sales and services	137,101	132,126	413,916	415,168
Selling, general and administrative expenses	13,216	17,212	51,069	50,377
Spin-off and formation costs	1,028	--	3,497	--
Depreciation and amortization expense	45,758	42,011	127,770	124,510
Impairment expense	--	--	11,610	--
Other operating expense (income)	165	366	252	(3,205)
	197,268	191,715	608,114	586,850
Operating income	45,997	53,384	115,083	195,777

Interest expense to affiliates	--	(4,563)	(6,980)	(13,857)
Interest expense to third-parties, net of capitalized interest	(5,335)	(992)	(8,445)	(4,962)
Loss on extinguishment of debt	--	--	(3,455)	(1,207)
Interest income	1,048	347	2,841	1,248
Other income	64	3,236	1,011	3,838
Income before income taxes	41,774	51,412	100,055	180,837
Income tax provision	(9,011)	(11,418)	(16,411)	(43,350)
Net income	32,763	39,994	83,644	137,487
Less: Net income attributable to noncontrolling interest	360	353	1,053	1,064
Net income attributable to Civeo Corporation	$ 32,403	$ 39,641	$ 82,591	$ 136,423

Net income per share attributable to Civeo Corporation common stockholders:
Basic	$ 0.30	$ 0.37	$ 0.77	$ 1.28
Diluted	$ 0.30	$ 0.37	$ 0.77	$ 1.28

Weighted average number of common shares outstanding (1):
Basic	106,311	106,293	106,300	106,293
Diluted	106,495	106,460	106,474	106,460

Dividends per common share	$ 0.13	$ --	$ 0.13	$ --

(1) On May 30, 2014, 106,538 thousand shares of our common stock were distributed to Oil States stockholders in connection with the Spin-Off. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation presented in the calculation of weighted-average shares. In addition, we have assumed the dilutive securities outstanding at May 30, 2014 were also outstanding for each of the periods prior to the Spin-Off presented.

CIVEO CORPORATION UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands)

	SEPTEMBER 30, 2014	DECEMBER 31, 2013
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$ 241,814	$ 224,128
Accounts receivable, net	203,331	177,845
Inventories	14,896	29,815
Prepaid expenses and other current assets	29,313	7,956
Total current assets	489,354	439,744

Property, plant and equipment, net	1,364,918	1,325,867
Goodwill, net	255,283	261,056
Other intangible assets, net	59,589	75,675
Other noncurrent assets	18,975	20,895
Total assets	$ 2,188,119	$ 2,123,237

Current liabilities:
Accounts payable	$ 50,272	$ 45,376
Accrued liabilities	22,884	26,874
Income taxes	24	2,761
Current portion of long-term debt	9,687	--
Deferred revenue	24,150	19,571
Other current liabilities	2,389	2,470
Total current liabilities	109,406	97,052

Long-term debt to affiliates	--	335,171
Long-term debt to third-parties	765,313	--
Deferred income taxes	63,753	79,739
Other noncurrent liabilities	25,248	18,530
Total liabilities	963,720	530,492

Stockholders' equity / Net investment:
Common stock	1,067	--
Additional paid-in capital	1,312,823	--
Retained earnings	27,017	--
Oil States International, Inc. net investment	--	1,651,013
Accumulated other comprehensive loss	(118,692)	(59,979)
Total Civeo Corporation stockholders' equity / Oil States International, Inc. net investment	1,222,215	1,591,034
Noncontrolling interest	2,184	1,711
Total stockholders' equity / net investment	1,224,399	1,592,745
Total liabilities and stockholders' equity / net investment	$ 2,188,119	$ 2,123,237

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2014	2013

Cash flows from operating activities:
Net income	$ 83,644	$ 137,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	127,770	124,510
Impairment charges	11,610	--
Loss on extinguishment of debt	3,455	1,207
Deferred income tax provision (benefit)	(1,989)	11,388
Non-cash compensation charge	5,892	4,857
Gains on disposals of assets	(776)	(2,574)
Provision for loss on receivables	(1,196)	1,081
Fair value adjustment of contingent consideration	--	(4,014)
Other, net	2,687	112
Changes in operating assets and liabilities:
Accounts receivable	(32,119)	17,459
Inventories	13,897	(5,036)
Accounts payable and accrued liabilities	10,957	(14,609)
Taxes payable	(17,340)	(20,583)
Other current assets and liabilities, net	1,773	12,560
Net cash flows provided by operating activities	208,265	263,845

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(208,297)	(234,794)
Proceeds from disposition of property, plant and equipment	1,607	6,413
Net cash flows used in investing activities	(206,690)	(228,381)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	--	(47,901)
Term loan borrowings, net of issuance costs	775,000	--
Debt issuance costs	(9,460)	--
Term loan repayments	--	(82,762)
Dividends paid	(13,893)	--
Distributions to Oil States	(750,000)	--
Contributions from Oil States	28,257	103,628
Net cash flows provided by (used in) financing activities	29,904	(27,035)

Effect of exchange rate changes on cash	(13,793)	(12,664)

Net change in cash and cash equivalents	17,686	(4,235)

Cash and cash equivalents, beginning of period	224,128	161,396

Cash and cash equivalents, end of period	$ 241,814	$ 157,161

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2014	2013	2014	2013
Revenues
Canada	$ 174,111	$ 167,207	$ 510,914	$ 535,810
Australia	54,000	59,738	163,847	191,510
United States	15,154	18,154	48,436	55,307
Total revenues	$ 243,265	$ 245,099	$ 723,197	$ 782,627

EBITDA (1)
Canada	$ 67,100	$ 64,965	$ 175,704	$ 211,717
Australia	27,042	33,374	74,268	104,460
United States	3,890	2,142	8,067	13,133
Corporate and eliminations	(6,573)	(2,203)	(15,228)	(6,249)
Total EBITDA	$ 91,459	$ 98,278	$ 242,811	$ 323,061

Adjusted EBITDA (1)
Canada	$ 67,104	$ 64,965	$ 179,830	$ 211,717
Australia	27,073	33,374	83,531	104,460
United States	3,959	2,142	10,850	9,128
Corporate and eliminations	(5,649)	(2,203)	(12,176)	(6,249)
Total adjusted EBITDA	$ 92,487	$ 98,278	$ 262,035	$ 319,056

Operating income (loss)
Canada	$ 43,277	$ 39,553	$ 110,743	$ 145,827
Australia	10,520	17,591	26,158	54,684
United States	(1,236)	(1,596)	(6,664)	1,407
Corporate and eliminations	(6,564)	(2,164)	(15,154)	(6,141)
Total operating income (loss)	$ 45,997	$ 53,384	$ 115,083	$ 195,777

(1) The term EBITDA is defined as net income plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Spin-Off. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2014	2013	2014	2013

Net income	$ 32,403	$ 39,641	$ 82,591	$ 136,423
Income tax provision	9,011	11,418	16,411	43,350
Depreciation and amortization	45,758	42,011	127,770	124,510
Interest income	(1,048)	(347)	(2,841)	(1,248)
Interest expense	5,335	5,555	18,880	20,026
EBITDA	$ 91,459	$ 98,278	$ 242,811	$ 323,061
Adjustments to EBITDA
Impairment of intangible asset (a)			8,989
Impairment of fixed assets (b)			2,621
Severance costs (c)			4,117
Transition costs (d)	1,028		3,497
Reversal of earnout liability (e)				(4,005)
Adjusted EBITDA	$ 92,487	$ 98,278	$ 262,035	$ 319,056

(a) Relates to the impairment of an intangible asset in Australia. Due to the Spin-Off, and the resulting rebranding of the Company's Australian operations from The Mac to Civeo Australia, it was determined that the fair value of an intangible asset associated with The Mac brand was zero. The $9.0 million impairment ($6.3 million after-tax, or $0.06 per diluted share), which is related to our Australia segment, is included in Impairment expense on the unaudited statements of income.

(b) Relates to the impairment of certain fixed assets which are not in our custody, and for which return has been determined to be uncertain. The $2.6 million impairment ($2.2 million after-tax, or $0.02 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the unaudited statements of income.

(c) Relates to severance costs associated with the termination of an executive. The $4.1 million expense ($3.4 million after-tax, or $0.03 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the unaudited statements of income.

(d) Relates to transition costs incurred associated with becoming a stand-alone company. The $1.0 million and $3.5 million in costs ($0.8 million and $2.9 million after-tax, or $0.01 and $0.03 per diluted share, respectively), which are primarily corporate in nature, are included in Spin-off and formation costs on the unaudited statements of income.

(e) Relates to the reversal of an estimated earnout liability associated with a prior acquisition. The $4 million in income ($3.0 million after-tax, or $0.03 per diluted share), which is related to our U.S. segment is included in Other operating expense on the unaudited statements of income.

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2014	2013	2014	2013

Supplemental Operating Data - Canadian Segment
Revenues ($ in thousands)
Lodge revenues (1)	$ 134,600	$ 139,357	$ 379,700	$ 417,162
Mobile, open camp and product revenues	39,511	27,850	131,214	118,648
Total Canadian revenues	$ 174,111	$ 167,207	$ 510,914	$ 535,810

Average available lodge rooms (2)	13,067	11,799	12,404	11,515

RevPAR for lodges (3)	$ 112	$ 128	$ 112	$ 133

Occupancy in lodges (4)	84%	92%	86%	91%

Canadian dollar to U.S. dollar	$ 0.918	$ 0.963	$ 0.914	$ 0.977

Supplemental Operating Data - Australian Segment
Revenues ($ in thousands)
Village revenues (1)	$ 54,000	$ 59,738	$ 163,847	$ 191,510

Average available village rooms (2)	9,269	9,116	9,263	8,818

RevPAR for villages (3)	$ 63	$ 71	$ 65	$ 80

Occupancy in villages (4)	65%	80%	69%	83%

Australian dollar to U.S. dollar	$ 0.924	$ 0.917	$ 0.918	$ 0.982

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms include rooms that are utilized for our personnel.

(3) RevPAR, or revenue per available room, is defined as lodge revenue divided by the product of (a) average available rooms and (b) days in the period. An available room is defined as a calendar day during which the room is available for occupancy.

(4) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.

CONTACT: Company Contact:
         Frank C. Steininger
         Civeo Corporation
         Senior Vice President and Chief Financial Officer
         713-510-2400